Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva, 4951033 Israel

April 16, 2018

Via EDGAR Submission

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549 3628

Attention: Filing Desk

Re:	Teva Pharmaceutical Industries Limited
Registration Statement on Form S-3
SEC File No. 333- 222767

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Teva Pharmaceutical Industries Limited (the “Company”) hereby requests acceleration of the effective date of its Registration Statement on Form S-3 (File No. 333- 222767), as amended by the Amendment No. 1 filed on February 16, 2018 and as amended by the Amendment No. 2 filed on March 28, 2018 (together, the “Registration Statement”), to 8:00 a.m. Eastern Time, on Thursday, April 19, 2018 or as soon thereafter as practicable. The Company hereby acknowledges its responsibilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as they relate to the proposed public offering of the securities specified in the Registration Statement.

*    *    *    *

Securities and Exchange Commission

April 16, 2018

Please contact Ross M. Leff of Kirkland & Ellis LLP, special counsel to the Company, at (212) 446-4947, as soon as the Registration Statement has been declared effective, or if you have any other questions or concerns regarding this matter.

Sincerely, Teva Pharmaceutical Industries Limited

By:	/s/ Deborah Griffin
Name:	Deborah Griffin
Title:	Senior Vice President and Chief Accounting Officer

Teva Pharmaceutical Finance IV, LLC

By:	/s/ Deborah Griffin
Name:	Deborah Griffin
Title:	President, Chief Executive Officer and Manager

Teva Pharmaceutical Finance V, LLC

By:	/s/ Deborah Griffin
Name:	Deborah Griffin
Title:	President, Chief Executive Officer and Manager

Teva Pharmaceutical Finance VI, LLC

By:	/s/ Deborah Griffin
Name:	Deborah Griffin
Title:	President, Chief Executive Officer and Manager

Teva Pharmaceutical Finance Company B.V. By: Teva Pharmaceutical Finance Netherlands III B.V., its Managing Director By: Teva Pharmaceuticals Europe B.V., its Managing Director

By:	/s/ David Vrhovec
Name:	David Vrhovec
Title:	Managing Director

By:	/s/ John Nason
Name:	John Nason
Title:	Managing Director

Teva Pharmaceutical Finance IV B.V. By: Teva Pharmaceutical Finance Netherlands II B.V., its Managing Director By: Teva Pharmaceuticals Europe B.V., its Managing Director

By:	/s/ David Vrhovec
Name:	David Vrhovec
Title:	Managing Director

By:	/s/ John Nason
Name:	John Nason
Title:	Managing Director

Teva Pharmaceutical Finance V B.V. By: Teva Pharmaceutical Finance Netherlands IV B.V., its Managing Director By: Teva Pharmaceuticals Europe B.V., its Managing Director

By:	/s/ David Vrhovec
Name:	David Vrhovec
Title:	Managing Director

By:	/s/ John Nason
Name:	John Nason
Title:	Managing Director

Teva Pharmaceutical Finance N.V.

By:	/s/ Iseline Gouverneur
Name:	Iseline Gouverneur
Title:	Managing Director A

By:	/s/ Doron Herman
Name:	Doron Herman
Title:	Managing Director B

Teva Pharmaceutical Finance Netherlands II B.V. By: Teva Pharmaceutical Europe B.V., its Managing Director

By:	/s/ David Vrhovec
Name:	David Vrhovec
Title:	Managing Director

By:	/s/ John Nason
Name:	John Nason
Title:	Managing Director

Teva Pharmaceutical Finance Netherlands III B.V. By: Teva Pharmaceutical Europe B.V., its Managing Director

By:	/s/ David Vrhovec
Name:	David Vrhovec
Title:	Managing Director

By:	/s/ John Nason
Name:	John Nason
Title:	Managing Director

Teva Pharmaceutical Finance Netherlands IV B.V. By: Teva Pharmaceutical Europe B.V., its Managing Director

By:	/s/ David Vrhovec
Name:	David Vrhovec
Title:	Managing Director

By:	/s/ John Nason
Name:	John Nason
Title:	Managing Director

cc:	Ross M. Leff
Kirkland & Ellis LLP